HOLLYFRONTIER CORPORATION ANNOUNCES
APPOINTMENT OF TWO DIRECTORS TO ITS BOARD OF DIRECTORS

November 6, 2017 – HollyFrontier Corporation (NYSE:HFC) (“HollyFrontier”) today announced that its Board of Directors (the “Board”) appointed Anne-Marie N. Ainsworth and Anna C. Catalano to the Board effective November 6, 2017. These appointments increase the size of the Board to eleven directors and increase the number of independent directors on the Board from seven to nine.

Ms. Ainsworth served as President and Chief Executive Officer of the general partner of Oiltanking Partners, L.P. and of Oiltanking Holding Americas, Inc. from 2012 until her retirement in 2014, Senior Vice President, Manufacturing of Sunoco Inc. from 2009 to 2012, and General Manager of the Motiva Enterprises, LLC Norco, Louisiana Refinery from 2006 to 2009. Prior to joining Motiva, Ms. Ainsworth served in various capacities at Royal Dutch Shell. Ms. Ainsworth has served on the boards of directors of Pembina Pipeline Corporation since November 2014, Archrock, Inc. since April 2015 and Kirby Corporation since October 2015. She served on the board of directors of Seventy Seven Energy Inc. until June 2015. Ms. Ainsworth brings to the Board extensive experience in the oil industry and strong business, operational and financial acumen from her leadership roles at other public companies.

Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco Corporation, from 1979 until her retirement in 2003, including serving as Group Vice President, Marketing, for BP plc from 2000 to 2003. Ms. Catalano has served on the boards of directors of Kraton Corporation since September 2011 and Willis Towers Watson plc since January 2016 (having previously served on the board of directors of Willis Group from July 2006 until the merger of Willis Group and Towers Watson & Co.). She served on the boards of directors of Mead Johnson Nutrition Company until May 2017 and Chemtura Corporation until June 2017. Ms. Catalano brings to the Board significant corporate and international business and marketing experience.

“Anne-Marie and Anna are accomplished business leaders, and we look forward to the experience and expertise that they each bring to HollyFrontier. Their background in the oil industry will provide valuable insight to the Board,” said Michael Jennings, Chairman of the Board.

About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier, through its subsidiary, owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 59% interest and a non-economic general partner interest in Holly Energy Partners, L.P.

HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Jared Harding, 214-954-6510
Investor Relations